As filed with the Securities and Exchange Commission on January 19, 2005.


                                                     REGISTRATION NO. 333-119234

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  FORM SB-2/A-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             THE FLOORING ZONE, INC.
                  ---------------------------------------------
                 (Name of Small Business Issuer in its Charter)

            Nevada                        5211                     20-0019425
-----------------------------  --------------------------    -------------------
(State or Other Jurisdiction       (Primary Standard           (I.R.S. Employer
    of Incorporation or        Industrial Classification     Identification No.)
       Organization)                 Code Number)

                   3219 Glynn Avenue, Brunswick, Georgia 31520
                                 (912) 264-0505
    -------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                            Gateway Enterprises, Inc.
           3230 East Flamingo Road, Suite 156 Las Vegas, Nevada 89121
                                  800 992-4333
          ------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             Ronald L. Poulton, Esq.
                                Poulton & Yordan
         136 East South Temple, Suite 1700-A, Salt Lake City, Utah 84111
                                 (801) 355-1341

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If delivery of the prospectus is expected pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
Title of each                Number of             Proposed Maximum          Proposed Maximum          Amount of
Class of Securities          Securities            Offering Price            Aggregate Offering        Registration
to be Registered             to be Registered      Per Share                 Price (1)                 Fee(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock                 10,000,000            $2.00                     $20,000,000               $2,534
--------------------------------------------------------------------------------------------------------------------

-------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                             THE FLOORING ZONE, INC.
                   Maximum Offering: 10,000,000 Common Shares
                         Offering Price: $2.00 per share

================================================================================

The Flooring Zone, Inc.                   This is our initial public offering.
3219 Glynn Avenue                       No public market exists currently for
Brunswick, Georgia 31520                our common shares, although we intend
                                        to apply for trading on the OTC
                                        Bulletin Board, or the NASD Small Cap
                                        market if this offering is successful.
                                        We have not arranged to have a
                                        broker/dealer make The Offering
                                        application with the NASD to act as a
                                        market maker for our common stock
                                        after the offering.

                              Total
                 Per Share   Maximum
                 ---------   -------
Public Price ..... $2.00   $20,000,000    The offering price may not reflect the
Underwriting                            market price of our shares after the
Discounts ........  -0-            -0-  offering. There is no minimum offering
Maximum                                 amount and no escrow of funds is
Proceeds to us ... $2.00   $20,000,000* required by us.

================================================================================

*Proceeds to The Flooring Zone, Inc. are shown before deducting estimated offering costs of $225,000 including legal and accounting fees and printing costs payable by The Flooring Zone, Inc. This offering is self underwritten and will be managed by us. The shares will be offered and sold by our officers and directors without discounts or other commissions. We may also retain licensed broker/dealers to assist us in the offer and sell of shares in this offering, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10% of the proceeds realized from the sale of shares sold by such broker/dealers. In the event we retain any broker/dealers to assist in the offer and sell of units, such broker/dealers must receive approval from the NASD as to the reasonableness of the compensation paid by us to the broker/dealer.

         All funds raised in this offering will be immediately available for our use when we accept your subscription.

         Investing in these Shares involves a high degree of risk. The Shares offered should not be purchased by any investor who cannot afford to sustain the total loss of their investment. See "RISK FACTORS" on pages 4 through 6 for a discussion of certain material risk factors that should be considered in connection with an investment in the common shares offered hereby.

         These securities have not been approved by the Securities and Exchange Commission or any state securities agency nor has the Commission or any agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         This offering will commence with the date of this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.


                The date of this Prospectus is January 31, 2005.

                                TABLE OF CONTENTS

                                                                           Page


Summary...................................................................   5
Risk Factors..............................................................   6
Use of Proceeds...........................................................  10
Determination of Offering Price...........................................  11
Dilution..................................................................  12
Selling Security Holders..................................................  12
Plan of Distribution......................................................  12
Legal Proceedings.........................................................  13
Directors, Executive Officers, Promoters and Control Persons..............  13
Security Ownership of Certain Beneficial Owners and Management............  15
Description of Securities.................................................  16
Interest of Named Experts and Counsel.....................................  17
Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities..............................................  18
Organization Within Last Five Years.......................................  18
Management's Discussion and Analysis of Results of Operations
  and Financial Condition.................................................  24
Description of Property...................................................  34
Certain Relationships and Related Transactions............................  34
Market for Common Equity and Related Stockholders Matters.................  35
Executive Compensation....................................................  35
Financial Statements......................................................  37
Changes in and Disagreements with Accountant Disclosure...................  58

                               PROSPECTUS SUMMARY

                                   The Company

         The Flooring Zone, Inc. is a Nevada corporation organized on May 5, 2003, to operate full service retail floorcovering stores. We have a wholly-owned subsidairy, The Flooring Zone of Georgia, Inc. The Georgia corporation was formed in 2000, by the founders of The Flooring Zone, Inc., and was established to develop our business concept in the retail floorcovering industry. Through our subsidiary we operate a total of three retail stores. We have stores in Brunswick and St. Mary's, Georgia and one in Yulee, Florida. We also maintain administrative offices and warehouse facilities in Brunswick, Georgia. We are conducting this offering to raise capital to expand our operations and store locations in the southeastern United States.

         Our principal executive offices are located at 3219 Glynn Avenue, Brusnwick, Georgia 31520. Our telephone number is (800) 992-4333. Our website address is www.theflooringzone.com.

                                  The Offering

Securities Offered:     10,000,000 Shares of $.001 par value Company common stock.

Offering Price:         $2.00 per share.


Summary of Selected
Financial Data:                                    For the nine months ended               December 31,
                                                 September 30,2004 (Unaudited)          2003           2002
                                                 -----------------------------       -------------------------
                        Balance Sheet Data
                        ------------------
                        Total Assets                     $  894,781
                        Total Current Liabilities        $  593,252
                        Total Long-Term Liabilities      $  622,070
                        Stockholders' Deficit            $ (320,541)
                        Net Tangible Book Value          $ (324,386)
                        Net Tangible Book Value
                        Per Share                        $    (0.01)

                        Operations Data (Unaudited)
                        ---------------------------
                        Gross Profits                    $1,066,987                  $1,012,237     $1,004,070
                        Expenses                         $1,005,615                  $1,434,035     $1,099,370
                        Net Income (Loss)                $   15,635                  $ (467,460)    $ (127,099)
                        Income(Loss) per Share           $    (0.00)                 $    (0.01)    $    (0.01)


Termination Date:       This offering will commence with the date of this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND NOTES, PRIOR TO MAKING AN INVESTMENT IN THE FLOORING ZONE, INC.

         IF WE ARE UNABLE TO EXPAND INTO NEW MARKETS, OUR ABILITY TO GROW OUR BUSINESS AND TO OPERATE PROFITABLY COULD BE MATERIALLY ADVERSELY EFFECTED AND YOU COULD LOSE SOME OR ALL OF THE FUNDS YOU INVEST IN THIS OFFERING. We intend to pursue an aggressive growth strategy for the foreseeable future. Our future operating results will depend largely upon our ability to open and operate new stores successfully. To support our growth, we employ a centralized management information system to integrate our store operations and financial data. There can also be no assurance that we will be able to expand our market presence in our existing markets or successfully enter new or contiguous markets by opening new stores or that any such expansion will not adversely affect our profitability and results of operations. If we are unable to manage this growth effectively, our business, results of operations and financial condition could be materially adversely affected.

         IF WE ARE UNABLE TO MANAGE THIS GROWTH EFFECTIVELY, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. Our ability to successfully open new stores is dependent on a number of factors including:

         o the ability to hire, train and assimilate management and store-level employees
         o        the adequacy of our financial resources
         o the ability to identify new and contiguous markets, to locate and construct suitable store sites, to negotiate acceptable lease terms and to successfully compete in new and contiguous markets
         o ability to minimize delay, increased expenses or loss of potential sites due to the complexities associated with the regulatory and permitting processes in the markets in which we attempt to locate our stores

There can be no assurance that we will be able to achieve the planned expansion, that the new stores will be accepted in the marketplace or that they will achieve planned operating results or results comparable with the existing Flooring Zone stores.

         THE FLOORCOVERING MARKET IS HIGHLY COMPETITIVE. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE IN THE INDUSTRY, YOU COULD LOSE YOUR ENTIRE INVESTMENT. Competition in the retail floorcovering market is intense due to the significant number or retailers. The majority of flooring retailers are independently owned and operated stores. In addition, large retailers also provide significant competition, including The Home Depot, Inc., Lowe's and Sears, Roebuck & Co. Another significant competitor in the market is Shaw Industries, Inc., the world's largest carpet manufacturer. In 1995 Shaw Industries announced its decision to move into the retail floorcovering sector and has since acquired

Carpetland USA, Inc and New York Carpet World, Inc. The principal methods of competition within the retail floorcovering industry include store location, product selection, merchandising strategy, customer service and price.

         THE FLOORCOVERING BUSINESS IS CYCLICAL AND OUR QUARTERLY RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY BASED ON VARIOUS FACTORS SUCH AS SEASONALITY AND ECONOMIC DOWNTURNS. IF WE ENCOUNTER AN UNEXPECTED OR EXTENDED CYCLICAL DOWNTURN, WE MAY NOT HAVE SUFFICIENT FINANCIAL RESOURCES TO CONTINUE OPERATIONS, WHICH COULD RESULT IN YOU LOSING ALL OR PART OF YOUR INVESTMENT IN OUR COMPANY. Our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future as a result of a variety of factors. We expect our business to continue to exhibit some measure of seasonality, which we believe is typical of the floorcovering industry. Individual stores generally experience lower net sales, operating income and cash flow from operations and lower sales of manufactured carpets in the first and fourth fiscal quarters when compared to the second and third quarters, due primarily to the effect of winter weather on home improvement projects. Other factors which may affect operating results include the timing of store openings and related pre-openings expenses, weather conditions, price increases by suppliers, actions by competitors, conditions in the carpet manufacturing, home building and improvement markets and the floorcovering industry in general. In addition, the floorcovering industry historically has been adversely impacted by economic downturns. The industry is also significantly influenced by economic conditions generally and particularly by consumer behavior, consumer confidence, the level of personal discretionary spending, the condition of the residential and commercial construction industries, interest rates, credit availability and the overall strength of the economy . A prolonged economic downturn could have a material adverse effect on financial results and our ability to continue operations.

         WE HAVE REALIZED NET LOSSES FROM OPERATIONS IN EACH OF THE PAST TWO FISCAL YEARS AND IN THE MOST RECENT FISCAL QUARTER, IF WE CANNOT REVERSE THIS TREND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMPANY. During the years ended December 31, 2003, and 2002, we realized net losses from operations of $467,460 and $127,099, respectively. While we have realized net income of $15,635 for the nine months ended September 30, 2004, we realized a net loss of $43,555 during the most recently ended fiscal quarter. If we are unable to reverse this trend of net losses from operations, depending on the size of those losses, it is unlikely that the Company would be able to continue operations. If we cannot operate profitably, we would expect that the price of our shares will decrease. If we sustain significant or prolonged periods of net losses, we may be unable to continue operations. If we are unable to continue operations, we anticipate our common shares would have little or no value, which means you could lose most or all of the money you invest in this offering.

         YOU MAY LOSE THE FULL AMOUNT OF YOUR INVESTMENT IF WE WERE TO LOSE THE SERVICES OF OUR PRESIDENT OR OTHER KEY SENIOR MANAGEMENT MEMBERS. Our is largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Jimmy S. Lee. The loss of the services of Mr. Lee or other members of our senior management could have a material adverse effect on our business and prospects. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel.

         WE ARE DEPENDENT UPON SEVERAL SUPPLIERS OF FLOORCOVERING PRODUCTS. ANY SIGNIFICANT DISRUPTION OR CHANGE IN OUR RELATIONSHIPS WITH THESE SUPPLIER COULD MATERIALLY ADVERSELY EFFECT OUR RESULTS OF OPERATIONS AND THE VALUE OF YOUR INVESTMENTS IN OUR COMPANY. We rely on several large independent floorcovering manufacturers for the production of the floorcoverings we sell. In addition, our retail inventory management is highly dependent on the delivery capabilities of these manufacturers. Any significant changes in our relationships with manufacturers, or in the manner in which these manufacturers produce or distribute their products, could have a material adverse effect on our operations. Although these manufacturers have been reliable, high-quality producers, there can be no assurance that in the future these manufacturers will be willing or able to meet our requirements on a timely basis or that their pricing and rebate policies will remain competitive. While we believe there are a number of alternative manufacturers capable of supplying and distributing the floorcovering products we sell, any delays in obtaining alternative suppliers could have a material adverse effect on our operations.

         WE HAVE A LIMITED OPERATING HISTORY. We have developed our company's business model based upon our experience in opening and operating three retail floorcovering stores located in southeast Georgia and Northeast Florida. Based upon the success of this offering, we intend to pursue a growth strategy by opening and operating new retail floorcovering stores in areas with greater populations such as Jacksonville, Florida and Atlanta, Georgia and other metropolitan area in the southern states. There can also be no assurance that we will be able to enter new or contiguous markets successfully.

         IF WE ARE UNSUCCESSFUL IN GAINING MARKET SHARE IN THE MARKETS INTO WHICH WE EXPAND, WE WILL BE UNABLE TO GENERATE REVENUE FROM THOSE STORES AND YOU MAY LOSE YOUR ENTIRE INVESTMENT. Our proposed business is based on our belief that we can successfully enter and compete in new markets. We believe market acceptance will be dependent on a number of factors including:

         o        advertising and promotion;
         o        acceptance from consumers;
         o        availability of competing products and services;
         o        pricing factors;
         o        other intangible factors.

         The abovementioned factors change rapidly and cannot be predicted with certainty. If we are unable to properly analyze market need and acceptance, we may not gain the market share in these new markets that we need to generate sufficient revenue to operate profitably. If our new stores cannot operate profitably, that could materially adversely effect the results of operations of the Company, which could result in you losing your entire investment.

         THERE IS NO MARKET FOR OUR SECURITIES WHICH WILL CAUSE YOUR INVESTMENT TO BE EXTREMELY ILLIQUID AND VIRTUALLY IMPOSSIBLE TO SELL. Currently, our stock is not listed on any established trading system. Therefore, the market for our common stock is limited and we cannot assure you that a market will ever be developed or maintained. The fact that most of our stock is held by a small number of investors, further reduces the liquidity of our stock and the likelihood that any active trading market will develop.

         The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

         o our success, or lack of success, in marketing our products and services;
         o        competition;
         o        governmental regulations; and
         o        fluctuations in operating results.

         The stock markets generally have experienced, and will likely continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the operating results of such companies. Such broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that may develop.

         BECAUSE OUR STOCK IS A "PENNY STOCK" TRADING IN OUR STOCK MAY BE MORE EXPENSIVE AND MORE VOLATILE THAN TRADING IN HIGHER PRICED STOCKS, WHICH COULD RESULT IN YOU PAYING GREATER TRANSACTION COSTS AND REALIZING LESS GAIN, A LOSS OR EVEN NOTHING FROM YOUR INVESTMENT IN OUR SECURITIES. "Penny stocks" are generally defined as shares that trade at a price below $5.00 per share, other than securities registered on certain national securities exchanges or quoted on NASDAQ. While we intend to seek a listing for our common shares on a national trading system, such as the Over-the-Counter Bulletin Board, we do not anticipate, at least initially, seeking listing on a national securities exchange or NASDAQ. Therefore, we anticipate that if we do obtain a listing for our common stock on an established trading system, our common shares will be deemed to be a penny stock. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. These penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Plan of Operations," "Description of Business" and elsewhere in this prospectus.

         These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                 USE OF PROCEEDS

         The following table sets forth our estimate of the allocation of net proceeds from this offering based on varying levels of funding that we deem to be key milestones to our operations. Actual expenditures may vary from these estimates. If we raise at least $1,375,000 we will seek to satisfy our outstanding debt obligations. If we raise at least $4,750,000, we intend to open four new showroom stores and one warehouse/hub facility in Florida. If we raise at least $10,250,000, we intend to open ten new showroom stores and two warehouse/hub facilities in Florida. If we raise at least $15,750,000, we intend to open ten new showroom stores, two warehouse/hub facilities in Florida and eight new showroom stores and one to two warehouse/hub facilities in Georgia. In the event we raise the full $20,000,000, in addition to the showroom stores and warehouse/hub facilities we plan to open if we raise at least $15,750,000, we may open additional stores in Florida and/or Georgia, and stores in North Carolina and/or South Carolina. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. The following order of the use of proceeds reflects the order of priority of each purpose.

                            $1,375,000    %      $4,750,000   %      $10,250,000   %       $15,750,000    %      $20,000,000    %
                            ----------    -      ----------   -      -----------   -       -----------    -      -----------    -
Commissions/
Finders' fees(1)               137,500   10         475,000   10       1,025,000   10        1,575,000   10        2,000,000   10

Offering expenses              225,000   16         225,000   4          225,000   2           225,000    2          225,000    1

Reduce debt (2)              1,000,000   73       1,000,000   21       1,000,000   10        1,000,000    6        1,000,000    5

Working capital(3)              12,500    1         990,000   21       2,000,000   20        3,200,000   20        4,193,750   21
                            ----------
Leasehold
improvements,
deposits                                            450,000   9        1,200,000   12        1,950,000   13        2,516,250   13

Furniture, fixtures,
displays, samples                                   510,000   11       1,360,000   13        2,210,000   14        2,851,750   14

                                       10

Inventory                                           600,000   13       1,840,000   18        2,990,000   19        3,858,250   19

Computer
hardware/software                                   120,000   3          320,000   3           520,000    3          671,000    3

Machinery,
equipment                                            90,000   2          240,000   2           390,000    3          503,250    3

Store Signs                                         145,000   3          520,000   5           845,000    5        1,090,375    5

Advertising prior
to opening new
stores                                              145,000   3          520,000   5           845,000    5        1,090,375    6
                                                 ----------          -----------           -----------           -----------
Total                       $1,375,000           $4,750,000          $10,250,000           $15,750,000           $20,000,000
                            ==========           ==========          ===========           ===========           ===========

----------------
(1) At the present time, we intend to have our officers and directors offer and sell the shares included in this prospectus. Our officers and directors will not be paid any commission or finders' fee for shares they sell. We reserve the right, however, to retain licensed broker/dealers to assist us in the offer and sale of shares in this offering, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers, we have, however, designated maximum underwriting discounts, commissions and fees we are willing to pay to engage broker/dealers at 10% of the proceeds realized from the sale of shares sold by such broker/dealers. To the extent we do not incur commissions and finders' fees, funds set aside to pay such commissions and finders' fees will be applied to working capital.

(2) The net proceeds of the offering designated to reduce debt will be applied to reduce current liabilities including accounts payable, accrued liabilities and long-term debt. The long-term debts to be reduced include the following:

      a) A secured note payable to a bank requiring monthly payments through April 2005, and bearing interest at a rate of 8.00%
      b) A secured note payable to a bank requiring monthly payments through August 2006, and bearing interest at a rate of 5.84%;
      c) An unsecured note payable to a shareholder requiring monthly payments through October 2008, and bearing interest at a rate of 10.00%;
      d) A secured note payable to a bank requiring monthly payments through August 2013, and bearing interest at 6.00% per year; and
      e) An unsecured note payable to an individual that is due on demand and bears interest at a rate of 6.00% per year.

(3) The net proceeds of the offering remaining in working capital will be invested in short-term, interest bearing accounts and investments.

                         DETERMINATION OF OFFERING PRICE

         As no underwriter has been retained to offer our securities, the offering price of our shares was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we arbitrarily selected the offering price. There is no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our shares.

                                    DILUTION

         As of the date of this offering, we had 38,428,700 common shares issued and outstanding and no preferred shares outstanding, and a net tangible book value of $(324,386) or $(0.01) per share. The proceeds from the sale of shares will vary depending on the total shares sold.


         Investors in this offering will experience maximum potential dilution if we sell only one share. If we sell only one share offered herein there would be a total of 38,428,701 common shares outstanding. After deducting sales commissions/finders' fees and offering costs we would realize net expenses related to this offering of $224,998. Adding these expenses to our current net tangible book value, our total net tangible book value would be $(549,384). Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $(0.01) per share. Therefore, if we sold only one share in this offering, the investor purchasing that share would suffer immediate dilution in the book value of that share of approximately $2.01 or approximately 101% and the present shareholders would realize no increase in the per share book value of their shares.

         The following table illustrates the maximum potential dilution that may be experienced by investors in the offering:


                                                                   If 10,000,000
                                                                    shares sold
                                                                   -------------


Offering price per share before deduction of offering expense          $ 2.00
Net tangible book value per share before the offering                  $(0.01)
Net tangible book value per share after the offering                   $(0.01)
Dilution to new investors per share                                    $ 2.01
Dilution to new investors as a percentage                                 101%


                            SELLING SECURITY HOLDERS

         None of our existing shareholders is selling securities pursuant to this registration statement.

                              PLAN OF DISTRIBUTION

         Currently we plan to have our officers and directors, Jimmy Lee, Michael Carroll and Steven Nichols sell the common shares on a self underwritten basis. They will receive no discounts or commissions. In the past, we have received unsolicited indications of interest in The Flooring Zone, Inc. from store clients, suppliers and other persons familiar with our business. These indications have been nothing more than verbal communications and we have no commitments, oral or written, from any party to purchase any of our shares. Our officers and directors will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering. We also plan to offer these shares to our current shareholders, friends, family and personal and business acquaintances of our officers and directors. We anticipate the primary method our officers and directors will use to advertise this offering will be word of mouth to store clients, supplies, vendors and others who are familiar with our business. At this time, we do not anticipate engaging in a media campaign to advertise this offering. At this time, we do not intend to retain an underwriter or licensed broker/dealers to assist us in the offer and sell of the shares. If, however, our officers and directors are unable to raise sufficient capital in the offering, we may seek to engage broker/dealers to assist us in the offer and sell of the shares. If we were to do so, we will file a post-effective amendment to this registration statement identifying such broker/dealers as underwriters prior to any offers or sales being made by such broker/dealers. We do not intend to offer the shares for sale via the internet. None of our officers or directors are registered broker-dealers and therefore will rely on the exemption provided in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell the shares.

         To buy shares you must complete and execute the subscription agreement and return it to us at 3219 Glynn Avenue Brunswick, Georgia 31520. Payment of the purchase price may be made by check or money order payable to the order of "The Flooring Zone, Inc." There is no minimum offering and no escrow account has been established, therefore, all funds will be made available to The Flooring Zone, Inc. upon receipt.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them. This offering will commence with the date of this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.

                                LEGAL PROCEEDINGS

         Neither us, nor any of our officers or directors is a party to any material legal proceeding or litigation and we know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

                  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
                                 CONTROL PERSONS

         The following table sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the stockholders. Officers and other employees serve at the will of the Board of Directors.

     Name            Age          Positions Held                Director Since
     ----            ---          --------------                --------------
Jimmy S. Lee         41    CEO/President and Director              May 2003
Michael J. Carroll   35    Secretary/Treasurer and Director        May 2003
Steven C. Nichols    37    Vice President                          May 2003


         There is currently one vacancy on our board of directors that we expect to fill with an independent director. Our ability to locate an independent director may be unsuccessful because we do not have error and omission insurance for officers and directors. The above individuals will serve as officers and/or directors. A brief description of their positions, proposed duties and their background and business experience follows:

         Jimmy S. Lee. Mr. Lee founded the Flooring Zone, Inc., in May 2003, and has served as the President, CEO and a Director of the Flooring Zone, Inc., since that time. Mr. Lee founded the Flooring Zone of Georgia, Inc., in June 2000. Since June of 2000, he has also served as the President, CEO and a Director of the Flooring Zone of Georgia, Inc. In his capacities with the Flooring Zone and the Flooring Zone of Georgia, Mr. Lee has been responsible for the day to day operations and overseen the activities of the sales departments of each entity. Prior to founding the Flooring Zone of Georgia, Mr. Lee served as the General Manager of Tommy Lee Carpets, Inc., where he managed office personnel, sales staff and installation subcontractors. Mr. Lee was employed by Tommy Lee Carpets from July 1996 to May 2000. Mr. Lee is not a director of any other reporting company.

         Michael J. Carroll. Mr. Carroll has served as the Secretary, Treasurer and a Director of the Flooring Zone, Inc., since May 2003, and has held the same positions with The Flooring Zone of Georgia, Inc., since June 2000. In August 1997, Mr. Carroll founded Carroll Custom Homes, Inc., and since that time has served as its President. In that capacity, Mr. Carroll has been primarily responsible to oversee the development and construction of residential housing and to manage purchasing, payroll and accounts payable. Mr. Carroll graduated from Georgia College and State University with a Bachelors Degree in Business Administration in 1992. Mr. Carroll is not a director of any other reporting company.

         Steven C. Nichols. Mr. Nichols has served as a Vice President of the Flooring Zone, Inc., since May 2003. Mr. Nichols has also served as the Vice President of the Flooring Zone of Georgia, Inc., since May 2002. As the Vice President Mr. Nichols duties include sales, collections, customer service and overseeing the operations of Company stores. From December 2000 to December 2001, Mr. Nichols also worked as an account representative for Cook's Wholesale Flooring in Atlanta, Georgia where he was responsible for introducing new and existing products to existing and prospective accounts. From January 1997 to December 2000, Mr. Nichols owned and operated Floors For Less Floor Coverings. As the owner, he was responsible to oversee all aspects of the business. Mr. Nichols earned a Bachelors of Science Degree in Economic from Valdosta State College in 1989. Mr. Nichols is not a director of any other reporting company.

         There are no family relationships among any of our officers and directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The term "beneficial owner" refers to both the power of investment (the right to buy and sell) and rights of ownership (the right to receive distributions from the company and proceeds from sales of the shares). Inasmuch as these rights or shares may be held by more than one person, each person who has a beneficial ownership interest in shares is deemed the beneficial owners of the same shares because there is shared power of investment or shared rights of ownership.

         The following table discloses the beneficial ownership of certain beneficial owners and management based on the number of shares we had outstanding as of November 15, 2004. As of November 15, 2004, we had 38,428,700 common shares outstanding.

                                                     Amount of
                                   Title of         Beneficial          % of Class                 % of Class
Name and Address                    Class           Ownership         Before Offering            After Offering(1)
----------------                   --------         ---------         ---------------            -----------------
Jimmy Lee                           Common           19,000,000               49%                       39%
3219 Glynn Avenue
Brunswick, Georgia 31520

Michael Carroll                     Common           19,000,000               49%                       39%
3219 Glynn Avenue
Brunswick, Georgia 31520

Steven Nichols                      Common                1,000                *                         *
3219 Glynn Avenue
Brunswick, Georgia 31520
-------------------------------------------------------------------------------------------------------------------
All officers and directors
as a group (3 persons)                               38,001,000               99%                       78%
-------------------------------------------------------------------------------------------------------------------
         TOTAL                                                                99%                       78%
===================================================================================================================

* Less than 1%
-------------------
(1)   Assumes that all 10,000,000 shares are sold in this offering.

                          DESCRIPTION OF THE SECURITIES

         Description of Common Stock. Our authorized capital stock consists of 100,000,000 shares of common stock with a $.001 par value and 10,000,000 shares of preferred stock with a $.001 par value. As of September 1, 2004, we had approximately 38,428,700 common shares outstanding. We have no preferred shares outstanding. Holders of our common shares are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares. We have not paid any dividends since our inception. All dividends will be subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on the shares will be paid in the future.

         All common shares have equal voting rights and, when validly issued and outstanding, will have one vote per share on all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the common shares present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors.

         Common shares have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Each common share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.

         Description of Preferred Stock. We currently have authorized 10,000,000 shares of preferred stock, $.001 par value, with no shares issued or outstanding. No rights, privileges and preferences have been designated for our preferred stock. Our Board of Directors is authorized to divide our preferred shares into classes or series and to designate the rights, privileges and preferences of any such class or series of preferred stock by resolution prior to its issuance.

         Description of Stock Options. We have adopted The Flooring Zone, Inc., 2003 Stock Incentive Plan (the "Plan") allowing us to offer our key employees, officers, directors, consultants and sales representatives, an opportunity to acquire a proprietary interest in our corporation. The various types of incentive awards which may be provided under the Stock Option Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The total number of common shares reserved and available for distribution under the Plan is 500,000 shares. These shares will underlie the options granted by us pursuant to the Plan. In June 2003, we granted stock options to purchase up to 45,000 shares of our common stock to our employees and consultants. All such options were exercised prior to the year ended December 31, 2003. At the current time, there are no stock options outstanding. No option shares are being registered under this registration statement

         Option holders are not protected against dilution if we should issue additional shares in the future. Neither the options, nor the shares underlying the option have preemptive rights.

         In the case of any reclassification, change, consolidation, merger, sale or conveyance of our shares to another corporation, we will make adequate provision whereby the registered holder of any outstanding option will have the right thereafter to receive an exercise of the options immediately prior to the reclassification, change, consolidation, merger, sale or conveyance of our shares.

         Other provisions of the options are set forth below. This information is subject to the provisions of the Plan and the Stock Option Certificates representing the options. The following information is a summary of The Flooring Zone, Inc., 2003 Stock Incentive Plan.

         1. The shares underlying the options offered pursuant to the Plan are subject to the same rights and restrictions as other shares.

         2. Once an option is granted, we may not be call the option.

         3. The options may not be sold prior to six months from the date of the grant of the related award without our prior approval.

         4. Unless exercised within the time provided for exercise, the options will automatically expire.

         5. The exercise price per share purchasable under a stock option shall be determined by the Committee at the time of grant and may not be less that 100% of Fair Market Value of the shares, provided however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value of the shares.

         6. There is no minimum number of shares that must be purchased upon exercise of the option.

         7. The option holders, in certain instances, are protected against dilution of their interest represented by the underlying shares upon the occurrence of stock dividends, stock splits, reclassifications and mergers.

         Transfer Agent. OTC Stock Transfer, Inc., located at 231 East 2100 South, Salt Lake City, Utah 84165, Telephone (801) 485-5555, has agreed to be our transfer agent upon completion of this offering.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of The Flooring Zone, Inc. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in The Flooring Zone, Inc.

         Legal Matters. Certain legal matters will be passed upon for us by Poulton & Yordan, of Salt Lake City, Utah.

         Accounting Matters. The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Mantyla McReynolds LLC, located in Salt Lake City, Utah, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         We filed our Articles of Incorporation on May 5, 2003. On May 13, 2003, pursuant to a Share Exchange Agreement, we acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc., in exchange for 38,125,000 shares of our common stock. The Flooring Zone of Georgia, Inc., was founded by our president in 2000, and had been operating in the retail floorcovering industry since its inception. We currently own and operate a network of three retail flooring stores located in the southeast United States, two of which are in southern Georgia and one in northern Florida. We have also licensed our name to a floorcovering retailer with a single store in northern Florida, for which we receive a license fee. Our executive offices are located in our Georgia store located at 3219 Glynn Avenue, Brunswick, Georgia 31520. Our telephone number at that location is (912) 264-0505. Our website is located at www.theflooringzone.com.

                             DESCRIPTION OF BUSINESS

Retail Floorcovering Industry

         The North American retail floorcovering industry is highly fragmented with approximately 15,000 individual floorcovering retail dealers operating 25,000 locations in North America according to FLOOR COVERING WEEKLY, a leading floorcovering industry publication. Our management believes that no single retailer accounts for more than a 5% market share of total annual industry revenues. The industry is characterized by a large number of small local and regional companies and a small number of national chains, such as The Home Depot, and organizations such as Carpet One and Carpet Max, which principally operate as buying groups offering their members economies of scale in the purchasing of floorcovering products.

History of the Flooring Zone

         Early Development. Mr. Lee founded our subsidiary, The Flooring Zone of Georgia, Inc. in June of 2000. Based upon his experience working with retail carpet stores owned by his grandfather and father and his experience with a national floorcovering retail company, Mr. Lee developed a strategy for a full service floorcovering retail operation. Through our subsidiary we initiated our present strategy of providing low-cost product sourcing and advanced specialty retailing capabilities. We have focused on establishing relationships with the leading carpet suppliers to negotiate favorable purchasing terms. In addition, we seek to hire experienced retailing management personnel and developed product mix, distribution, merchandising, advertising, and promotion, sales training and store operations strategies and resources designed to increase store sales volume and profitability.

         Most small independent floorcovering retailers face distinct competitive disadvantages and challenges, including limited purchasing power for products and services, lack of consumer product knowledge, and ineffective asset management, merchandising, selling and store-management techniques. We believe our network of three Company owned stores is larger than most other independent floorcovering retailers. We also believe that we are significantly smaller than the larger floorcovering retailers who may enjoy better economies of scale but often lose the personal touch delivered by smaller operations.

         Our operating strategies are designed to capitalize on competitive advantages of the smaller retailer while developing and maintaining industry-leading buying power and implementing professional retailing operations.

Business Strategy

         The principal elements of our business strategy are as follows:

         Full-service Retail Formats. A central aspect of our business strategy is the development of a retail format that targets a specific segment of the floorcovering market. Our floorcovering stores offer customers a full range of floorcovering products directly and floorcovering services, including ordering, measuring, delivery and installation through third parties. Our stores typically offer discount floorcovering products held in inventory at the store. We have a small installation staff and can provide installation services. We also maintain strong relationships with several floorcovering installers who can provide installation services to our customers. By primarily outsourcing installation, management believes that we can effectively target both the customer primarily concerned with product selection, quality and customer service, and the customer primarily concerned with price.

         Purchasing. We believe we are able to obtain competitive pricing, delivery terms and merchandising programs by leveraging the purchasing power of our retail network and by maintaining close relationships with floorcovering manufacturers.

         Professional Retail Management Capabilites. We have invested substantial financial and management resources into the development of information systems, services and infrastructure to support our retail floorcovering network. We are committed to making shopping for floorcovering products a pleasant experience through the employment of well-trained, knowledgeable and courteous sales associates. We plan to continue to invest in information systems and use current technology to improve the operating efficiency of our business.

         Centralized Distribution and Limited Inventory Levels. We attempt to minimize our store-level inventories by utilizing our primary distribution center in Brunswick, Georgia. As we grow, we plan to use regional warehouse facilities on a limited basis to receive shipments and to stock high volume items. As a result, our retail stores will maintain limited amounts of inventory, consisting primarily of product samples and enough inventory to support the cash-and-carry customer. In addition, a distribution center or hub allows us to purchase and inventory "specials," or seasonal overruns.

         Multiple Product Categories. We offer a full range of floorcovering products, including broadloom carpets, area rugs, hardwood floorings, ceramic tiles and vinyl floorings, available in both private and branded labels. Multiple product categories allow us to respond to changes in consumer demand. Our focus on multiple floorcovering products results in decreased carpet sales as a percentage of total retail sales.

         Growth Strategy. Our growth strategy is to develop the leading retail floorcovering network in North America. We intend to continue our growth strategy initially throughout the southeastern United States in the areas surrounding our current network. The principal elements of our growth strategy include (i) opening additional company-owned stores, (ii) broadening our products and services, and (iii) making selective acquisitions.

         Opening of New Stores. We intend to initially expand within our existing markets or into contiguous new markets and attempt to continue to cluster our stores within a market in order to achieve management and operating efficiencies and to enhance our name recognition. We believe, however, that we can also establish company-owned stores in new markets due to our effective strategies in generating customer traffic.

         We intend to open new stores in Class A strip shopping retail space and we have developed several standardized store formats ranging from 6,500 to 10,000 square feet to accelerate store openings and minimize store opening costs. The interior store designs include pre-determined product mixes, fixtures and equipment, signage, and point-of-sale advertising and promotional programs. Once a new store site is identified, we will stage the products, merchandising systems and personnel for the new store in our distribution center and headquarters. We believe that we can open a Flooring Zone store within 45 to 90 days of executing a lease, with expected total capital expenditures, initial inventory investments and pre-opening expenses ranging from $75,000 to $150,000 per store. We do not currently intend to offer our stores as franchises.

         Broadening of Products and Services. We are developing additional services relating to product installation, maintenance and in-store credit, among others. These additional services, if fully developed, will be utilized by retail operations to increase sales and profitability.

         Making Selective Acquisitions. We intend to search for existing floorcovering retail stores that would strengthen our distribution capabilities, that can be reasonably converted into Flooring Zone stores, and that are able to be acquired at or below what we believe our costs would be to open a new store and generate customer traffic.

Company Operations

         We provide our retail floorcovering stores with products, services and trained personnel that we believe generally are unavailable to many independent floorcovering retailers and would be cost prohibitive for most independent dealers to develop. Our resources include merchandising, purchasing and distribution, advertising and promotion, management and sales training and management information systems, as described below.

         Purchasing and Distribution. Due to the floorcovering puchasing volume of our retail network and our relationships with floorcovering suppliers, management believes that we obtain high-quality products and services at competitive costs. A substantial portion of the floorcovering products purchased by or through our Company are shipped directly by the supplier to our individual retail stores or to our distribution hub. Our stores generally maintain minimal inventory, which predominantly consists of product samples. Our distribution center or hub allows us to make opportunistic purchases from carpet mills at substantially discounted prices. We are also able to offer special purchases to customers, including purchases of mill drops (discontinued lines) and excess mill inventory which are occasionally made available to us at discounted prices. We also make available on an ongoing basis remnant packages and short roll packages which can be as small as 10 and as large as 1,000 remnants at a time. Our ability to purchase and inventory private-label products and specials creates the opportunity for increased revenues and margins and lower pricing to the customer. We have relationships with many vendors within the industry. While we have preferred vendors from whom we purchase a majority of our products, because of our numerous relationships within the industry, we do not believe that we are dependent upon any one vendor for product purchases. Nor do we believe that the loss of any single vendor would have a long-term material adverse effect on our operating results or financial position.

         Product Mix and Merchandising. We offer a full range of floorcovering products from key suppliers, including Shaw, Mohawk Industries, Beaulieu of America, DuPont and AlliedSignal for proprietary carpet fiber, Armstrong World Industries and Congoleum for vinyl flooring, Bruce Hardwood Floors (a division of Triangle Pacific) for hardwood flooring and Dal-Tile for ceramic tile. Each of these suppliers is a leader in its respective floorcovering category. Our suppliers also include niche carpet, vinyl, hardwood and ceramic tile producers, as well as leading manufacturers and importers of room-size area rugs.

         Our merchandising strategies address effective store layout, fixtures, signage, product mix, and cross-selling techniques designed to increase sales closing performance, average transaction size, sales per square foot of retail space, and gross margins. Store interiors provide easy-to-locate presentation of floorcovering samples, organized by product line, in an attractive and brightly lit interior. In addition, we provide conference rooms where contractors and interior designers can meet with their clients to discuss flooring options.

         Advertising and Promotion. We believe advertising and promotion are important to our success. Therefore, we budget a percentage of revenues per market for multimedia advertising campaigns. These campaigns will include radio, billboard, print, direct mail and television promotions. To promote our products we also offer our low price guarantee - If you find a local competitor selling your new first quality carpet for less money we will double the difference. We also hold one day "Private Sales" events at each of our retail stores twice a year. Our Private Sales events are conducted by direct mail invitation with coordinated manufacturer's participation.

         Management and Sales Training. Our training program focuses on developing professional sales and leadership skills and team building concepts. Our training methodology incorporates a turnkey training and diagnostics system that provides our retail stores with competent and skilled professional personnel.

         In addition, our management has ongoing training to keep our employees informed about the latest floorcovering information such as new technology, new products, merchandising, available specials and design trends.

         Management Information Systems. Our stores utilize a point-of-sale software system for tracking consumer demographics and purchasing patterns and other data to integrate all store operations into a central information system we spent the last three years developing in-house.

         Credit. Through a national bank we offer consumer credit packages to our retail network.

Store Operations

         Retail Operations. We have and intend to continue to open and operate floorcovering stores in markets that we believe have the potential for above-average growth in floorcovering sales. Our stores generate revenues through sales of floorcovering products to consumers and other customers. Each store carries the full product mix available to our Company including several leading brand names. New stores average 6,500 -10,000 square feet, are typically located in Class A strip shopping retail space in suburban locations, and are staffed with two to six personnel. These stores cater primarily to consumers seeking a variety of high-quality products and customer service. Consumers make purchase selections from floor samples, and the order is usually delivered from our local warehouse or hub, or direct from the manufacturer. We maintain some internal installation staff and have established relationships with several local contractors and usually subcontract installation. Our stores are supported by the full range of services provided by manufacturers, including merchandising and sales promotion programs, high quality advertising, our own integrated information systems, and professionally trained management and sales personnel. Our customers include homeowners, designers, homebuilders and commercial contractors. We are not dependent on one or a few major customers. Our stores compete with other independent retailers, industry franchisees and a small number of national chains, including The Home Depot.

         We believe that the Flooring Zone concept utilized in our stores is visually appealing and provides an enjoyable shopping experience for our customers. Our stores standardized layout is professionally designed to include eye-catching signage, bright lighting, a conferencing area and departmentalized product displays. Our stores use floor samples to display the full range of our available products, with separate areas dedicated to carpet, area rugs, hardwood flooring, vinyl flooring and ceramic tiles.

Competition

         Through our retail stores we compete with other floorcovering retailers in their respective local market areas. According to FLOOR COVERING WEEKLY, the North American market consists of approximately 15,000 individual floorcovering retailers, which represent 25,000 locations. Competition in the retail floorcovering market is intense due to the significant number of retailers in operation. In addition, large retailers have entered the market and provide significant competition, including Home Depot, Inc.

Trademarks, Service Marks, Trade Names and Commercial Symbols

         We have registered marks with the U.S. Trademark Office including: "The Flooring Zone" and "Save A Comma." At this time, we know of no infringing uses that could materially affect the use of our service marks, logos or slogans in any state in which stores are or are proposed to be located. We are not the owner or licensee of any patents or copyrights.

Employees

         As of the date of this prospectus we employ approximately 12 persons on a full-time basis, including approximately 6 persons at our retail operations and 6 persons at our corporate offices. No employee is a party to any collective bargaining agreement.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         This discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and capital resources during our fiscal years ended December 31, 2002 and 2003, and for the three and nine month periods ended September 30, 2004. This discussion should be read in conjunction with the financial statements and financial statement footnotes included in this registration statement.

Forward-Looking Statements

         Certain statements of our expectations contained herein, including, but not limited to statements regarding sales growth, new stores, increases in comparable store sales, commodity price inflation and deflation, and capital expenditures constitute "forward-looking statements." Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. These risks and uncertainties include but are not limited to, fluctuations in and the overall condition of the U.S. economy, stability of costs and availability of sourcing channels, conditions affecting new store development, our ability to implement new technologies and processes, our ability to attract, train, and retain highly-qualified associates, unanticipated weather conditions and the impact of competition and regulatory and litigation matters. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made.

Results of Operations

         Despite our expectation that we would realize an operating profit in fiscal 2003 as a result of having all three of our Company-owned store locations open for all of fiscal 2003, compared to two stores for all of fiscal 2002 and a third store for part of fiscal 2002, we realized a slightly increased net loss from operations in fiscal 2003. Based on our results of operations for the three and nine months ended September 30, 2004, as compared to the comparable periods of 2003, we believe we will enjoy increased revenues and realize an operating profit in 2004.

         Revenues


         We generate revenue primarily from the sale of flooring products. We sell flooring products to two groups - retail customers and contractors. Retail customers generally pay higher prices for products than contractors. Typically, about 70% of our product sales are to retail customers and 30% of our product sales are to contractors. An exception to this general rule occurred during the third quarter of 2004, when as a result of the unusually active hurricane season, retail customer sales accounted for only 40% of total product sales. As a result, even though sales volume has increased 15% during the nine months ended September 30, 2004, and we raised retail product prices an average of 2% in January 2004, we have realized an increase in net revenue of only 12% during the nine months ended September 30, 2004 as compared to September 30, 2003. Based on fourth quarter results to date, it appears that the percentage of products sold to retail customers and contractors has returned to more traditional levels. Therefore, we expect increases in net revenue during the fourth quarter of 2004 to be much closer to the 15% we experienced during the first and second quarters of 2004, than the 7% we experienced in the third quarter of 2004.

         In the three months ended September 30, 2004, we realized net revenue of $922,271, a 7% increase compared to the three months ended September 30, 2003. For the nine months ended September 30, 2004, we realized net revenue of $2,938,253 compared to $2,619,985, a 12% increase over the same period ended September 30, 2003. We believe the increase in net revenue during the three and nine month periods ended September 30, 2004, compared to the same periods of 2003, is attributable to improving economies and consumer confidence in the communities where we operate.

         In fiscal 2002, we realized our highest yearly revenue. We had experienced significant product sales and revenue growth each fiscal year until fiscal 2003. Despite the fact that our second and third stores were open for the full 2003 fiscal year, revenue from product sales fell in fiscal 2003 by $32,694, to $3,396,107 as compared to fiscal 2002, a decrease of about 1%. This decrease corresponds with a decrease in product sales volume of about 1%, while average retail product sales price remained constant. Licensing fees earned from the licensing of our name during fiscal 2003 was $978 compared to $20,413 during fiscal 2002. These decreases in sales revenue and licensing fees combined to result in a reduction in net revenues in fiscal 2003 of $52,129, or 1.5%. We believe the reduction in revenues we experienced in fiscal 2003 as compared to fiscal 2002, was the result of various economic factors that contributed to a reduction in consumer confidence in the region in which we operate.


         As noted above, our revenues are affected by the consumer confidence. Based on sales in the fourth quarter of 2004, we believe consumer confidence in the communities where we operate is strong. We anticipate revenues at our current stores to remain constant or even slightly higher in 2005. We anticipate that our planned expansion into more and larger markets will increase product sales and revenue from operations. We believe the revenues we can earn from one store in the large markets we are targeting will be equivalent to the revenue we earn in the three stores we currently have.


         Gross Profits

         Our gross profits are directly affected by our costs of sales. Cost of sales includes all direct costs of floor coverings, materials used in installation and installation labor. As with revenues, our cost of sales and gross profits are directly affected by changes in the percentage of products sold to retail customers versus contractors. As discussed above, the prices we can charge contractors are lower than the prices we can charge retail customers, therefore, our profit margin on product sales to retail customers is greater. Moreover, we typically also realize profit from the sale of materials used in installation and from the costs charged for installation labor to retail customers. Conversely, contractors typically use their own subcontractors to install the floor covering products they purchase. These subcontractors provide the materials used in installation and the installation labor.

         In fiscal 2003, our cost of sales margins were essentially unchanged as compared to fiscal 2002 and we realized an $8,167 increase in gross profit in fiscal 2003.


         During the nine months ended September 30, 2004, our gross profit was $1,066,987 or 25% greater than the comparable nine month period of 2003. During the three months ended September 30, 2004, our gross profit was $278,030 or 7% lower than in the comparable three month period of 2003. This reduction in gross profit in the third quarter of 2004, is a direct result of decreased sales to retail customers as a percentage of total sales due to the hurricanes experienced during the third quarter 2004, as discussed above. Based on fourth quarter results, it appears that the percentage of sales to retail customers has returned to more traditional levels. We believe increases in gross profit in the fourth quarter of 2004 will more closely approximate the 25% experienced during the nine months ended September 30, 2004.


         We believe the improvement in our cost of sales margin experienced during the nine months ended September 30, 2004, is the result of several factors. First, as discussed above, in January 2004, we increased average retail product price by 2%. This has resulted in a 5% increase in gross profit on retail products sales. Second, we negotiated lower rates with our installers. This has resulted in an overall cost saving of between 5% and 10% on the cost we pay to have products installed for our customers. Finally, during 2004, we have begun to purchase product in larger quantities. This has resulted in a 10% reduction in the costs we pay to purchase the flooring covering products we sell.


         While our gross profit margin for the nine months ended September 30, 2004, is higher than the same period of the prior year, our gross profit margin has steadily declined each quarter of 2004. We do not, however, believe this represents a trend. Instead, we believe the reduction in gross profit margin in the third quarter was a result of the unusually active hurricane season, rather than an ongoing decrease in net revenues or increasing costs of sales. Moreover, based on the results of operations during the fourth quarter of 2004, we anticipate gross profit margins to increase in the fourth quarter of 2004 compared to the third quarter of 2004.



         We have and will continue to seek to build alliances with major vendors in the floor covering industry. We believe these relationships and our strategic purchasing methods have contributed to improving margins. We also expect our cost of sales margins to improve as we increase the utilization of in-house installation labor.

         General and Administrative Expenses

               For the years ended December 31, 2003 and 2002

         General and administrative expenses increased $334,665, or 30% to $1.43 million in fiscal 2003, and as a percentage of sales revenue increased from 32% in fiscal 2002 to 42% in fiscal 2003. These increases are due to expenses we have incurred in hiring and training staff, at various levels, to expand into larger markets in southeast Georgia and northern Florida; purchase and implementation of our computer system with sales and inventory systems capable of operating a large floor covering company, and increases in accounting and legal expenses as a result of this offering. Because of delays in plans to expand to new locations, our general and administrative expenses in 2003 were not offset by increases in sales and revenue generated by the opening of additional stores. In fiscal 2003 and 2002, general and administrative costs consisted of:


                                         2003                    2002
                                         ----                    ----
Salaries & benefits costs           $    661,795             $   513,209
Advertising & display costs              139,516                 158,173
Occupancy costs & utilities              309,926                 213,879
Legal & accounting costs                  67,006                  16,773
Other                                    255,792                 197,336
                                    ------------             -----------
                                    $  1,434,035             $ 1,099,370
                                    ============             ===========


         We have experienced increases in salaries in each of the past two fiscal years. With the completion of our management information system, during the first quarter of 2004, we reduced our staff. We do not anticipate significant increases in staffing needs until we have raised sufficient capital to expand our operations.

         In fiscal 2003, we reduced our advertising & display costs because we believe we are well known within our current markets. We anticipate continued reductions in advertising costs until we expand to new markets.

         Occupancy costs & utilities in fiscal 2003 increased primarily as a result of our expansion from two stores to three. We expect these costs to remain constant until we expand our operations.

         As discussed above, the significant increase in legal and accounting costs in 2003, is the result of our efforts to undertake this offering.


             For the nine months ended September 30, 2004 and 2003

         General and administrative expenses for the nine months ended September 30, 2004, decreased $10,076, or 1% to $1,005,615 compared to the same nine month period of fiscal 2003, and as a percentage of sales revenue decreased from 39% during the nine months ended September 30, 2003 to 34% during the nine months ended September 30, 2004. During the nine months ended September 30, 2004 and 2003, general and administrative costs consisted of:

                                                  Nine months ended
                                      -----------------------------------------
                                      September 30, 2004     September 30, 2003
                                      ------------------     ------------------
Salaries & benefits costs               $   463,073               $   497,336
Advertising & display costs                  75,453                    92,700
Occupancy costs & utilities                 227,493                   234,510
Legal & accounting costs                     38,340                    37,010
Other                                       201,256                   154,135
                                        -----------               -----------
                                        $ 1,005,615               $ 1,015,691
                                        ===========               ===========

         The reduction in salaries and benefits costs in the nine months ended September 30, 2004, compared to 2003, is largely the result of a reduction in our administrative work force with the completion of our management information system and the consolidation of certain job functions, during the first quarter of 2004. We do not anticipate significant increases in staffing needs until we have raised sufficient capital to expand our operations.

         During the nine months ended September 30, 2004, we reduced our advertising and display costs by 19% compared to the same period of 2003 because we believe we are well known within our current markets. We anticipate continued reductions in advertising costs until we expand to new markets.

         Occupancy costs and utilities during the nine months ended September 30, 2004, compared to the same period of 2003, remained relatively flat, decreasing by less than 3%. We expect these costs to remain constant until we expand our operations.

         Similarly, legal and accounting costs remained relatively flat, increasing by less than 4% during the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. We anticipate legal and accounting costs will continue to increase as a result of our efforts to undertake this offering and in connection with the ongoing public reporting obligations we will assume in connection with this offering.

         Other costs increased 31% to $201,256 during the nine months ended September 30, 2004 compared to the comparable period of 2003. This increase is primarily attributable to a $25,000 increase in postage and office costs associated with increasing our operations, an $12,000 increase in travel costs as a result of increasing the number of flooring product shows we attend and traveling to scout out potential locations for expansion, and an $8,000 increase in automobile expenses associated with increasing the number of employees we reimburse for automobile expenses. We anticipate increases in other expenses to remain constant through the fourth quarter 2004 and until we expand and add additional company owned stores to our network.

              For the three months ended September 30, 2004 and 2003

         General and administrative expenses for the three months ended September 30, 2004, decreased $65,614, or 18% to $306,877 compared to the same three month period of fiscal 2003, and as a percentage of sales revenue decreased from 43% during the three months ended September 30, 2003 to 33% during the three months ended September 30, 2004. During the three months ended September 30, 2004 and 2003, general and administrative costs consisted of:

                                                   Three months ended
                                        ----------------------------------------
                                        September 30, 2004    September 30, 2003
                                        ------------------    ------------------
Salaries & benefits costs                 $    151,994           $    168,617
Advertising & display costs                     12,568                 26,442
Occupancy costs & utilities                     76,738                 91,966
Legal & accounting costs                         5,869                 27,350
Other                                           59,708                 58,116
                                          ------------           ------------
                                          $    306,877           $    372,491
                                          ============           ============

         As discussed above, the reduction in salaries and benefits costs in the three months ended September 30, 2004, compared to 2003, is largely the result of a reduction in our administrative work force and the consolidation of certain job functions. We do not anticipate significant increases in staffing needs until we have raised sufficient capital to expand our operations.

         During the three months ended September 30, 2004, we continued to reduce our advertising & display costs. We reduced our advertising and display costs from $26,442 during the three months ended September 30, 2003 to $12,568 during the three months ended September 30, 2004. We do not anticipate significant increases in advertising and display costs until we expand to new markets.

         Occupancy costs and utilities during the three months ended September 30, 2004, were $76,738 compared to $91,966 for the same period of 2003. We expect these costs to continue to remain relatively constant until we expand our operations.

         Legal and accounting costs for the three months ended September 30, 2004, were $5,869 compared to $27,350 during the three months ended September 30, 2003. We believe this decrease in legal and accounting costs in the third quarter of 2004, is as much the result of timing and billing cycles by our attorneys and accountants, as it is indicative of a material decrease in our legal and accounting costs. We anticipate legal & accounting costs in the future will more closely approximate the costs we incurred in the three months ended September 30, 2003, than 2004, as we continue our efforts to pursue this offering and begin to comply with the ongoing public reporting obligations we will assume as a result of this offering.

         Other costs remained relatively flat, increasing less than 3% in the three months ended September 30, 2004 compared to 2003.


         Net Loss

         Our net loss in fiscal 2003 increased $340,361, to $467,460, compared to fiscal 2002. As discussed above, this increase in net loss was primarily the result of reduced product sales in 2003. During the three months ended September 30, 2004, we realized a net loss of $28,847, a reduction in net loss of $43,587 compared to the three months ended September 30, 2003. During the nine months ended September 30, 2004, we have realized net income of $15,635 compared to a net loss of $199,892 for the nine months ended September 30, 2003.

         Liquidity and Capital Resources

         Our capital resources have consisted of revenues from operations, funds raised through the sale of our common stock and debt. We anticipate our capital resources in the upcoming twelve months will likewise consist primarily of revenues from operations, funds raised in financing activities and debt.

         During fiscal 2002 and 2003 and the nine months ended September 30, 2003 and 2004, cash was primarily used to fund operations. See below for additional discussion and analysis of cash flow.

                                                     Fiscal 2003        Fiscal 2002         9/30/2004        9/30/2003
                                                  ------------------ ------------------ ------------------ ---------------
Net cash used in operating activities                    $(327,651)         $ (75,032)         $(171,314)      $(245,882)
Net cash used in investing activities                      (39,406)          (160,990)            (4,349)        (32,150)
Net cash provided by financing activities                  374,397            283,696            192,144         316,603
                                                         ---------          ---------          ---------       ---------
NET INCREASE IN CASH                                     $   7,340          $  47,674          $  16,481       $  38,571
                                                         =========          =========          =========       =========

         Net cash used in operating activities increased $252,619 in fiscal 2003 compared to fiscal 2002. As discussed above, revenue from product sales and licensing fees was 1.5% lower in fiscal 2003 compared to fiscal 2002. Also, in 2003 general and administrative expenses increased 23% compared to 2002 as we spent significant funds in 2003 developing infrastructure and a new computer system that could support our planned expanded operations. This reduction in revenue coupled with the increase in general and administrative expenses combined to result in a 268% increase in net loss. Because of the slow down in product sales, accounts receivable decreased 91% in 2003 compared to 2002. During 2003, we used cash flow from operations to reduce our accounts payable by 120%. These reductions to our cash used in operating activities were only partially offset by a 146% decrease in inventory, which we allowed to happen to insure we would have sufficient cash to meet our needs in 2003. These factors contributed to a $252,619 or 337% increase in cash used from operations in 2003 compared to 2002.


         By comparison, as discussed herein, during the first nine months of 2004 compared to the same period 2003, product sales have increased and general and administrative expenses have decreased leading to a change from a net loss of $199,892 during the nine months ended September 30, 2003, to net income of $15,635 in the nine months ended September 30, 2004. During the first nine months of 2004, as product sales have improved, inventory has increased $94,521 or about 300% compared to the nine months ended September 20, 2003. Similarly, as a result of increased product sales our accounts receivable increased by $38,431 to $160,893, during the nine months ended September 30, 2004, compared to the same period ended September 30, 2003. Customer deposits for the nine months ended September 30, 2004, decreased $116,218. This decrease in customer deposits is attributable to the decrease in retail sales we experienced during the end of August and throughout September as a result of the hurricane season.

At the time we sell product to our retail customers we require a deposit. Once the job is completed we recognize the revenue from the sale. Most retail jobs are completed within 30-60 days. The decrease in customer deposits reflects the drop in retail sales caused by the hurricanes. Net cash used in operating activities decreased $74,568 or 30% for the first nine months of 2004 compared to the first nine months of 2003. This increase in cash used in operating activities during the nine month period ended September 30, 2004, was largely the result of net income of $15,635 compared to a net loss of $199,892, partially offset by an increase in inventory and a decrease in customer deposits.


         Net cash used in investing activities decreased in fiscal 2003 by $121,584 compared to fiscal 2002. During 2002, we incurred significant costs in opening new stores in St. Marys, Georgia and Yulee, Florida. In 2003, we opened no new stores and incurred no comparable expenses. Cash used in investing activities decreased $27,801 in the nine months ended September 30, 2004, compared to the same period 2003. In 2003, we upgraded our computer hardware and infrastructure to accommodate our plans for expanded operations.

         Net cash provided from financing activities increased $90,701 in fiscal 2003 compared to fiscal 2002. In fiscal 2003, the funds we raised through financing activities were primarily obtained from a line of credit provided by a related party, and the sale of our securities. In 2002, the funds we obtained through financing activities were the result of borrowing funds. During the nine months ended September 30, 2004, proceeds from a long term loan and issuance of stock totaled $657,500. This amount was only partially offset by the repayment of the credit line from a related party in the amount of $124,000 and payments on long term debt totaling $341,356, resulting in net cash from financing activities of $192,144. By comparison, in the nine months ended September 30, 2003, net cash from financing activities totaled $316,603. Those funds came from a related party credit line, long term loans and the issuance of stock totaling $401,183. Because of the slow down in our operations during the nine months ended September 30, 2003, and our desire to have sufficient cash flows to meet our needs, we used only $84,580 of the funds from financing activities to reduce debts.

         At December 31, 2003 and September 30, 2004, we had cash on hand of $55,014 and $71,495, respectively.

Summary of Material Contractual Commitments

         The following table lists our significant commitments as of December 31, 2003.

                                                                     Payments Due by Fiscal Year
                                          -------------------------------------------------------------------------
Contractual Commitments                        Total         2004       2005        2006       2007    Thereafter
-------------------------------------------------------------------------------------------------------------------
Line of Credit-Related Party(1)            $   124,000  $  124,000  $      --  $       --  $      --   $      --
Note Payable-Related Party(2)                  209,296      35,450     39,162      43,263     47,793      43,628
Long Term Debt2                                276,497      38,881     29,915      24,757     23,041     159,903
Operating Leases                               872,186     186,790    189,310     194,578    149,338     152,170
                                           -----------  ----------  ---------  ----------  ---------   ---------
         TOTAL                             $ 1,481,979  $  385,121  $ 258,387  $  262,598  $ 220,172   $ 355,701
                                           ===========  ==========  =========  ==========  =========   =========

------------------
(1) On August 2, 2004, we paid the line of credit in full.
(2) On August 2, 2004, we consolidated the note payable to the related party and our long term debt by obtaining a loan from a bank. The new loan is in the amount of $550,000, bears interest at a rate of 6.6%, requires monthly installment payments of $6,270 and matures in August 2014.

Off-Balance Sheet Financing Arrangements


         As of December 31, 2003, and September 30, 2004, we had no off-balance sheet financing arrangements.


Critical Accounting Policies

         Revenue Recognition

         We recognize revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 104, "Revenue Recognition in Financial Statements." SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions. Accordingly, revenue is recognized when an order has been received, the price is fixed and determinable, the order is shipped and installed, collection is reasonably assured and we have no significant obligations remaining. Licensing fees are royalties paid to us for licensing the use of the name The Flooring Zone. The royalties range from 1-2% of the licensee's commercial sales volume.

         We record accounts receivable for sales which have been delivered but for which money has not been collected. An allowance for doubtful accounts is provided for accounts deemed potentially uncollectible based on analysis and aging of accounts. For customer purchases or deposits paid in advance, we record a liability until products are shipped or installed.

         Merchandise Inventory

         We record inventory at the lower of cost or market, cost being determined on a first-in, first-out method. We do not believe our merchandise inventories are subject to significant risk of obsolescence in the near-term, and we have the ability to adjust purchasing practices based on anticipated sales trends and general economic conditions.

         Vendor Funds

         We receive funds from vendors in the normal course of business for purchase-volume-related rebates. Our accounting treatment for these vendor-provided funds is consistent with Emerging Issues Task Force (EITF) 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor." Under EITF 02-16, purchase volume rebates should be treated as a reduction of inventory cost, unless they represent a reimbursement of specific, incremental and identifiable costs incurred by the customer to sell the vendor's product. The purchase volume rebates that we receive do not meet the specific, incremental and identifiable criteria in EITF 02-16. Therefore, they are treated as a reduction in the cost of inventory and we recognize these funds as a reduction of cost of sales when the inventory is sold.

Recently Issued Accounting Pronouncements

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities
(VIEs), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In general, a VIE is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or
(b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns, or both. FIN 46 also requires disclosures about VIEs that the Company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003, and to other entities no later than the three months ended September 30, 2003. Certain disclosure requirements are required in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The Company has not identified any VIEs that must be consolidated.

         On April 30, 2003 -- The FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively only. The adoption of this pronouncement had no effect on the Consolidated Financial Statements of the Company.

         On May 15, 2003 -- The FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. It also establishes standards for how an issuer classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for us as of July 1, 2003. The adoption of the applicable provisions of this statement as of the indicated dates has had no effect on the Company's financial statements.


                             DESCRIPTION OF PROPERTY

         Our principal executive offices are located in leased office space located at 3219 Glynn Avenue, Brunswick, Georgia 31520. We also lease warehouse space and space for our four retail stores in Georgia and Florida. We believe these spaces will be adequate for our needs through the terms of their existing leases, the first of which expires in 2007 and the last of which expires in 2014. Based on leases currently have in place, our minimum required annual lease payments for these locations through December 31, 2004, is $186,790 and will be $189,310 for the year ending December 31, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the past two years, we have issued shares to the following officers, directors, promoters and beneficial owners of more than 5% of our outstanding securities.

                     Number      Consideration     Relationship to
Name                 of Shares        Given             Issuer
----                 ---------   --------------    ----------------
Jimmy Lee            19,000,000     Services       CEO/President/Director *
Michael Carroll      19,000,000     Services       Secretary/Treasurer/Director*
Steven Nichols            1,000     Cash           Vice President

* Holder of 5% or more of our outstanding securities.

         On May 13, 2003, Jimmy Lee, our president and director and Michael Carroll, our secretary/treasurer and director each gave 62,500 common shares of their personal shareholdings to satisfy debt of the Company in the amount of $61,609. Mr. Lee and Mr. Carroll received no consideration from the Company in connection with this transaction.

         In October 2003, we entered into an agreement with Mr. Carroll, whereby he agreed to extend a line of credit to the Company. The interest rate on the line of credit is 6%. This line of credit was paid in full by the Company on August 2, 2004.

         In August 2000, Mr. Carroll loaned Flooring Zone of Georgia, Inc., $275,000 pursuant to an unsecured note payable. This note bears interest at a rate of 10% per year. Under the terms of the note, we are required to make monthly installment payments of $4,565.33 though October 2008. As of September 30, 2004, the outstanding balance on this note was $192,012.


         We believe that each of the above-described transactions was negotiated on terms at least as favorable to us as those available to us on an arms-length. As with the above transactions, all future material transactions entered into with related parties shall be on terms no less favorable to us than we can obtain from an unaffiliated third party on an arms-length basis and will be approved by a majority of our disinterested directors.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         At present, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. A purchaser of shares may, therefore, find it difficult to resell the securities offered herein should he or she desire to do so when eligible for public resales. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept our common stock as collateral for a loan.

         Pursuant to this registration statement, we propose to publicly offer 10,000,000 common shares. To date, none of our outstanding shares of common stock are subject to outstanding options or warrants to purchase our common stock. We currently have approximately 60 shareholders.


         Of our 38,428,700 common shares currently outstanding, 38,352,700 shares have been held for more than one year and would be eligible for resale in compliance with the provisions of Rule 144.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the compensation paid or accrued since the Company's inception on May 5, 2003 through December 31, 2003, (the end of the Registrant's last completed fiscal year).

                                              Summary Compensation Table

                                                                               Long Term Compensation
                                                                      ---------------------------------------------
                                      Annual Compensation                 Awards                    Payouts
                                  ----------------------------------- ---------------------------------------------
                                                                       Restricted            LTIP
Name and Principal                                   Other Annual      Stock     Options/    Payout    All Other
Position                   Year     Salary   Bonus   Compensation      Awards    SARs #        ($)     Compensation
--------                   ----     ------   -----   ------------      --------- --------    ------    ------------
Jimmy Lee, CEO,            2003     $62,400 $10,000        $-0-         $-0-        -0-         $-0-      $-0-
President and Director

Steven Nichols             2003      59,800   2,500         -0-          -0-        -0-          -0-       -0-
Vice President

Employment Agreements with Executive Officers

         We have no formal employment agreements with any of our executive officers.

Compensation of Directors

         We have no arrangements pursuant to which your directors are compensated for any services provided as a director, or for committee participation or special assignments.

Termination of Employment and Change of Control Arrangement

         There are no compensatory plans or arrangements, including payments to be received from us, with respect to any person named in cash compensation set forth above that would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the company or its subsidiaries, or any change in control, or a change in the person's responsibilities following a changing in control of the Company.

                              FINANCIAL STATEMENTS





                             The Flooring Zone, Inc.

             Report of Independent Registered Public Accounting Firm
                                       and
                        Consolidated Financial Statements

                                December 31, 2003

                             The Flooring Zone, Inc.


                                TABLE OF CONTENTS


                                                                           Page


         Report of Independent Registered Public Accounting Firm..........  39

         Consolidated Balance Sheet - December 31, 2003...................  40

         Consolidated Statements of Operations for the Years Ended
           December 31, 2003 and 2002.....................................  42

         Consolidated Statements of Stockholders' Deficit for the Years
           Ended December 31, 2003 and 2002...............................  43

         Consolidated Statements of Cash Flows for the Years Ended
           December 31, 2003 and 2002.....................................  44

         Notes to Consolidated Financial Statements.......................  45

             Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
The Flooring Zone, Inc.


We have audited the accompanying consolidated balance sheet of The Flooring Zone, Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Flooring Zone, Inc. and subsidiaries as of December 31, 2003 and the results of operations and cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, Utah

February 27, 2004, except for Note 1 as it relates to stock based compensation and Note 6, which are as of December 20, 2004

                                  The Flooring Zone, Inc.
                                Consolidated Balance Sheet
                                      December 31, 2003


                                          ASSETS
Current assets:
    Cash                                                                              $            55,014
    Accounts receivable, net of allowance of $45,976                                              111,684
    Inventory-Notes 1 & 3                                                                         249,337
    Prepaid expense                                                                                 4,468
                                                                                      -------------------
          Total current assets                                                                    420,503

Property & equipment, net - Notes 1 & 2                                                           296,812

Other assets:
         Intangible assets, net of accumulated amortization of $755

                                                                                                    4,088
     Deposits                                                                                       2,266
                                                                                      -------------------
          Total other assets                                                                        6,354
                                                                                      -------------------

TOTAL ASSETS                                                                          $           723,669
                                                                                      ===================


                        See accompanying notes to financial statements

                                                 40

                                        The Flooring Zone, Inc.
                             Consolidated Balance Sheet [continued]
                                          December 31, 2003

                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable                                                                  $           382,712
    Line of credit-related party-Note 7                                                           124,000
    Customer deposits                                                                             146,527
    Accrued liabilities                                                                            28,312
    Current portion long-term debt - Note 8                                                        74,331
                                                                                      -------------------
          Total current liabilities                                                               755,882

Long-term liabilities:-Note 8
    Note payable-related party                                                                    209,296
    Long-term debt                                                                                276,497
    Current portion long-term debt                                                                (74,331)
                                                                                      -------------------
          Total long-term liabilities                                                             411,462
              Total liabilities                                                                 1,167,344

Stockholders' deficit:-Note 5
   Preferred Stock, 10,000,000 shares authorized $.001 par
       value: No shares issued and outstanding                                                          -
    Common stock, 100,000,000 shares authorized $.001 par
       value; 38,352,700 shares issued and outstanding                                             38,353
    Additional paid in capital                                                                    308,881
    Accounts receivable, shareholder                                                              (12,500)
    Accumulated deficit                                                                          (778,409)
                                                                                      -------------------
           Total stockholders' deficit                                                           (443,675)
                                                                                      -------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                           $           723,669
                                                                                      ===================


                                See accompanying notes to financial statements

                                                    41

                                     The Flooring Zone, Inc.
                              Consolidated Statements of Operations
                         For the years ended December 31, 2003 and 2002



        Revenues:                                                  2003                     2002
                                                             -----------------        -----------------
         Sales                                               $       3,396,107        $       3,428,801
         Licensing Fees                                                    978                   20,413
                                                             -----------------        -----------------
        Net revenues                                                 3,397,085                3,449,214
         Less cost of sales                                          2,384,848                2,445,144
                                                             -----------------        -----------------
        Gross profit                                                 1,012,237                1,004,070
        General and administrative expenses                          1,434,035                1,099,370
                                                             -----------------        -----------------
             Net income (loss) from operations                        (421,798)                 (95,300)

        Other income/(expense):
          Interest expense                                             (45,662)                 (31,799)
                                                             -----------------        -----------------
               Total other income/(expense)                            (45,662)                 (31,799)
                                                             -----------------        -----------------
        Net income (loss) before taxes                                (467,460)                (127,099)
               Income taxes                                                  -                        -
                                                             -----------------        -----------------
        Net income (loss)                                    $        (467,460)       $        (127,099)
                                                             =================        =================

 Loss per share-basic and diluted                            $           (0.01)       $           (0.01)
                                                             =================        =================


Weighted average shares outstanding-basic and
  diluted                                                           38,176,515               38,000,000
                                                             =================        =================


                             See accompanying notes to financial statements

                                                    42

                                                     The Flooring Zone, Inc.
                                        Consolidated Statements of Stockholders' Deficit
                                         For the Years Ended December 31, 2003 and 2002



                                                                  Additional        Accts.                               Total
                                       Shares         Common        Paid in       Receivable,      Accumulated       Stockholders'
                                       Issued          Stock        Capital       Shareholder        Deficit            Deficit
                                    -------------  ------------ --------------- ---------------  ----------------  -----------------
Balance January 1, 2002                       100  $      1,000               -               -  $       (168,850) $       (167,850)

Distributions to shareholders                                                                             (15,000)          (15,000)

Net loss for year ended
 December 31, 2002                                                                                       (127,099)         (127,099)
                                    -------------  ------------ --------------- ---------------  ----------------  -----------------

Balance, December 31, 2002                    100         1,000               -               -          (310,949)         (309,949)

Recapitalization at merger with
 Nevada Corporation, May 13, 2003      38,124,900        37,125          24,484                                              61,609

Shares issued pursuant to Stock
 Incentive Plan at $1.25/share             45,000            45          56,205                                              56,250

Shares issued for cash/credit at
  $1.25/share                             182,700           183         228,192         (12,500)                            215,875

Net loss for year ended
 December 31, 2003                                                                                       (467,460)         (467,460)
                                    -------------  ------------ --------------- ---------------  ----------------  ----------------
Balance, December 31, 2003             38,352,700  $     38,353 $       308,881 $       (12,500) $       (778,409) $       (443,675)
                                    =============  ============ =============== ===============  ================  ================


                                           See accompanying notes to financial statements

                                                                 43

                                             The Flooring Zone, Inc.
                                      Consolidated Statements of Cash Flows
                                 For the years ended December 31, 2003 and 2002

                                                                                       2003                  2002
                                                                                  ---------------      ---------------
                        CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss                                                                  $      (467,460)     $      (127,099)
        Adjustments to reconcile net loss to net cash used in operating activities:
            Depreciation and amortization                                                  35,436               24,659
            Bad debt expense                                                               27,776                8,700
          Decrease (increase) in accounts receivable                                       (6,128)             (70,840)
          Decrease (increase) in accounts receivable-related party                          3,694               (3,694)
          Decrease (increase) in inventories                                               44,468              (97,436)
          Decrease (increase) in employee loans and advances                                4,667               (4,667)
          Decrease (increase) in prepaid expenses                                           2,000               (6,468)
          Decrease (increase) in deposits                                                    (115)              (2,151)
          Increase (decrease) in bank overdraft                                                 -              (11,473)
          Increase (decrease) in accounts payable                                         (37,805)             186,136
          Increase (decrease) in payroll and payroll taxes payable                         (7,945)              21,014
          Increase (decrease) in customer deposits                                         73,761                8,287
                                                                                  ---------------      ---------------
        Net cash used in operating activities                                            (327,651)             (75,032)

                        CASH FLOWS FROM INVESTING ACTIVITIES

          Purchase of property and equipment                                              (39,406)            (159,671)
          Purchase of intangible assets                                                         -               (1,319)
                                                                                  ---------------      ---------------
                 Net cash used in investing activities                                    (39,406)            (160,990)
                        CASH FLOWS FROM FINANCING ACTIVITIES
        Borrowing  on line of credit-related party                                        124,000                    -
        Proceeds from borrowing on long term debt                                          26,127              331,609
        Payments on  long term debt                                                       (47,855)             (32,913)
        Proceeds from the issuance of common stock                                        272,125                    -
        Distributions to shareholders                                                           -              (15,000)
                                                                                  ---------------      ---------------
        Net cash provided by financing activities                                         374,397              283,696
                                                                                  ---------------      ---------------
        NET INCREASE IN CASH                                                                7,340               47,674

        CASH AT BEGINNING OF YEAR                                                          47,674                    -
                                                                                  ---------------      ---------------
        CASH AT END OF YEAR                                                       $        55,014      $        47,674
                                                                                  ===============      ===============

        SUPPLEMENTAL DISCLOSURES

         Cash paid for interest                                                   $        45,662      $        31,799

         Cash paid for income taxes                                                             -                    -

         Issued stock to relinquish debt                                                   61,069                    -


                                 See accompanying notes to financial statements

                                                       44

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization-The Flooring Zone, Inc. (the "Company) is a corporation organized under the laws of the State of Nevada on May 5, 2003. On May 13, 2003 pursuant to a Share Exchange Agreement, the Company acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc (the "Georgia Company), a Georgia Corporation, in exchange for 38,125,000 shares of common stock of the Company. The company's business operations provide for full-service retail floor covering products and services.

         The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The following summarizes the more significant of such policies:

         Principles of Consolidation-The accompanying consolidated financial statements include the accounts of The Flooring Zone, Inc. and its wholly owned subsidiary, The Flooring Zone of Georgia, Inc. All significant intercompany balances and transactions are eliminated.

         Revenue Recognition- The Company recognizes revenue according to Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements which clarifies U.S. Generally accepted accounting principles for revenue transactions. Accordingly, revenue is recognized when an order has been received, the price is fixed and determinable, the order is shipped and installed, collection is reasonably assured and the Company has no significant obligations remaining. Licensing fees are royalties paid to the Company for licensing the use of the name The Flooring Zone. The royalties range from 1-2% of the licensee's commercial sales volume.

         Use of Estimates in Preparation of Financial Statements- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and cash equivalents- The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

         Bad debt and allowance for doubtful accounts- The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio. The Company provides an allowance for doubtful accounts which, based upon management's evaluation of numerous factors, including economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience, is deemed adequate to cover reasonably expected losses inherent in outstanding receivables.

         Concentrations of credit risk- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company provides credit to its customers in the normal course of business, and accordingly performs ongoing credit evaluations and maintains allowances for potential credit losses. Concentrations of credit with respect to trade receivables are limited due to the Company requiring a deposit from customers.

         Inventory - Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out method.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
         [continued]

         Property and Equipment - Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. The following is a summary of the estimated useful lives and depreciation methods used in computing depreciation expense:

                                         Depreciation           Estimated
          Asset                          Method                 useful life
          ---------------------------    -------------------    ---------------
          Equipment                      Straight-line          5-10 years
          Furniture and fixtures         Straight-line          10-15 years
          Vehicles                       Straight-line          10 years
          Leasehold improvements         Straight-line          10 years
          Displays                       Replacement            N/A

         Intangible Assets- Intangible assets include trademarks that have been registered with the United States Patent and Trademarks office. The costs of obtaining trademarks are capitalized as incurred and are amortized over their estimated useful lives of ten years using the straight-line method. Amortization expense for the years ended December 31, 2003 and 2002 were $323 and $316, respectively.

         Income Taxes - In July 2000 the Company elected to be taxed as an S Corporation under the Internal Revenue Service Code. Accordingly, under such an election, the Company's taxable income was reported by the individual shareholders. In 2003 the Company cancelled its election to be taxed as an S Corporation and therefore applies the provisions of Statement of Financial Accounting Standards("SFAS") No. 109, Accounting for Income Taxes which requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

         Net Loss Per Common In accordance with SFAS No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. At December 31, 2003 there are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.


         Stock based compensation - SFAS No. 123, "Accounting for Stock-Based Compensation" allows companies to choose whether to account for employee stock-based compensation on a fair-value method, or to account for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for stock-based compensation using APB 25. If the compensation cost for the Company's compensation plan had been determined consistent with SFAS No. 123 the Company's net income and net income per common share would have changed to the pro forma amounts indicated below:

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
         [continued]

                                                         2003           2002
         Net loss, as reported                       $ (467,460)    $  (127,099)
         Compensation cost under fair value-based
           accounting method, net of tax                 14,578               -
         Net loss, pro forma                           (482,038)       (127,099)
         Net loss per share-basic and diluted:
             As reported                             $    (0.01)    $     (0.01)
             Pro forma                               $    (0.01)    $     (0.01)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3% and expected lives of 3,650 days.


         Advertising Costs - Advertising costs of the Company are charged to expense as incurred. Advertising expense amounted to $104,000 and $147,414 in 2003 and 2002, respectively.


Note 2   PROPERTY AND EQUIPMENT

         The major categories of property and equipment are as follows:

                                                                12/31/2003
                                                              --------------
                  Equipment                                     $  101,275
                  Furniture and fixtures                            21,331
                  Vehicles                                          20,127
                  Leasehold improvements                           152,515
                  Displays                                          82,750
                  Accumulated depreciation                         (81,186)
                                                              --------------
                           Net property and equipment           $  296,812
                                                              ==============

                  Depreciation expense was $35,113 in 2003, and $24,343 in 2002.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 3   INVENTORY

         Inventories are stated at lower of cost or market and consist of the following:


                                                          12/31/03
                                                      --------------

                  Flooring material                        249,337
                                                      --------------

                                       Total            $  249,337
                                                      ==============
Note 4   INCOME TAXES

         Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. Loss carry forward amounts expire through 2023. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.


          Description                     NOL Balance       Tax          Rate
          ------------------------------  ------------  ------------ -----------

             Federal Income Tax            $473,960      $161,146        34%

             Georgia State Income Tax       473,960        28,438         6%
                                                      ------------

             Valuation allowance                         (189,584)
                                                      ------------

          Deferred tax asset 12/31/2003                        $0
                                                      ============

         The allowance has increased $189,584 from $0 as of December 31, 2002.


Note 5   COMMON STOCK/PREFERRED STOCK

         On May 13, 2003 pursuant to a Share Exchange Agreement, the Company acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc (the "Georgia Company), a Georgia Corporation, in exchange for 38,125,000 shares of common stock of the Company of which 125,000 eventually were issued to a creditor to relieve $61,609 of debt.

         On June 20, 2003 pursuant to receiving Notices of Stock Option exercise the Company issued 44,950 shares of its restricted Common Stock for $56,187.50 or $1.25 per share. The Company also accepted the Subscriptions and Investment Representation Letters from 14 investors and issued 37,700 shares of its restricted common stock at a price of $1.25 per share for a total of $47,125.

         On August 1, 2003 the Company accepted the Subscriptions and Investment Representation Letters from 16 investors and issued 76,400 shares of its restricted common stock at a price of $1.25 per share for a total of $95,500.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 5   COMMON STOCK/PREFERRED STOCK - [continued]

         In September 2003 the Company accepted the Subscriptions and Investment Representation Letters from 7 investors and issued 68,600 shares of its restricted common stock at a price of $1.25 per share for a total of $85,750. Of this, 10,000 shares were issued but payment of $12,500 was not received until February 2004. This amount has been recorded as a receivable from shareholder in these financial statements. The Company also received Notices of Stock Option exercise and issued 50 shares of its restricted Common Stock for $62.50 or $1.25 per share.

         The Company's preferred stock may be issued from time to time in one or more series. The Board of Directors are to establish by resolution(s) the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Note 6   STOCK OPTION PLAN


         On May 13, 2003 the Company's board of directors adopted the Company's 2003 Stock Incentive Plan ("The Plan"). The Plan grants options to its key employees, officers, directors, consultants, advisors and sales representatives to purchase up to 500,000 shares of its $.001 par value restricted common stock at an exercise price determined by the Stock Option Committee of the board at the time of grant. The options fully vest upon the date of grant.

         Changes in stock options for the year ended December 31, 2003 are as follows:

                                                              Weighted
                                                          Average Exercise
                                          Shares               Price
                                     -----------------    -----------------
         Granted                               45,000            $    1.25
         Exercised                             45,000                 1.25
         Forfeited/expired                          0                 0.00
         Outstanding @ 12/31/03                     0                 0.00
         Exercisable                                0                 0.00

         Weighted average fair value of
          options granted during year                            $    0.32

         Weighted average fair value of shares
           issued under Stock Incentive Plan                     $    1.25

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 7   LINE OF CREDIT-RELATED PARTY

         During the year ended December 31, 2003 the Company obtained a line of credit with a shareholder of the Company for the purpose of meeting cash flow needs. The interest rate on the line of credit is 6%. As of December 31, 2003, the outstanding balance on this line was $124,000.

Note 8   LONG-TERM DEBT

         The following is a summary of the Company's indebtedness as of December 31, 2003:


         Note payable to a bank with interest at 6.00% due in
           monthly installments of $2,780.00 through August 2013,
           secured by property owned by the Company's president     $   244,341

         Note payable to a shareholder with interest at 10.00%
           due in monthly installments of $4,565.33 through
           October 2008, unsecured                                      209,296

         Note payable to a bank with interest at 5.84% due in
           monthly installments of $610.94 through April 2006,
           secured by a vehicle                                          16,526

         Note payable to a bank with interest at 8.00% due in
           monthly installments of $633.42 through April 2005,
           secured by equipment                                           9,630

         Note payable to an individual with interest at 6%, due
           on demand, unsecured                                           6,000
                                                                    -----------

         Total                                                      $   485,793
                                                                    ===========

                  Maturities of debt are as follows:

                  Year Ending December 31:                              Amount
                  ------------------------                              ------
                            2004                                    $    74,331
                            2005                                         69,077
                            2006                                         68,020
                            2007                                         70,834
                         Thereafter                                     203,531
                                                                    -----------
                                                                    $   485,793
                                                                    ===========

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003


Note 9   LEASES

         The Company has entered into three operating leases with unrelated parties for its retail stores, warehouse and office facilities. The leases expire between 2007 and 2014. During the year ended December 31, 2003, and 2002 the Company paid lease payments in the amount of $198,220 and $131,260, respectively. In 2003 the Company also leased on a month to month basis additional office space totaling $14,400.

         The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003:

                        Year ended                      Total
                      ---------------------       --------------

                      December 31, 2004             $   186,790
                      December 31, 2005                 189,310
                      December 31, 2006                 194,578
                      December 31, 2007                 149,338
                      December 31, 2008                 152,170
                                                    -----------
                      Totals                        $   872,186
                                                    ===========


Note 10  SUBSEQUENT EVENTS

         On February 14, 2004 the Company entered into a note payable agreement with one of its vendors in the amount of $155,070.11. This amount is included in the accounts payable section of these financial statements. Monthly payments are due in the amount of $12,922.51 with interest at 6.00% through February 2005.

         In April 2004 the Company accepted the Subscriptions and Investment Representation Letters from 3 investors and issued 76,000 shares of its restricted common stock at a price of $1.25 per share for a total of $95,000.

                             The Flooring Zone, Inc.

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

                                             The Flooring Zone, Inc.
                                      Condensed Consolidated Balance Sheet
                                               September 30, 2004
                                                   (Unaudited)


                                                     ASSETS

         Current assets:
             Cash                                                                      $         71,495
             Accounts receivable, net                                                           160,893
             Inventory                                                                          375,360
             Prepaid expense                                                                      4,468
                                                                                       ----------------
                   Total current assets                                                         612,216

         Property & equipment, net                                                              273,819

         Other assets:
             Intangible assets, net                                                               3,845
             Deferred financing costs, net                                                        3,338
             Deposits                                                                             1,563
                                                                                       ----------------
                   Total other assets                                                             8,746
                                                                                       ----------------
         TOTAL ASSETS                                                                  $        894,781
                                                                                       ================



                                 See accompanying notes to financial statements

                                                        53

                                             The Flooring Zone, Inc.
                                Condensed Consolidated Balance Sheet-[continued]
                                               September 30, 2004
                                                   (Unaudited)


                                     LIABILITIES AND STOCKHOLDERS' DEFICIT
         Current liabilities:
             Accounts payable                                                          $        308,650
             Customer deposits                                                                   30,309
             Accrued liabilities                                                                 16,623
             Current portion long-term debt                                                     237,670
                                                                                       ----------------
                   Total current liabilities                                                    593,252
         Long-term liabilities:
             Note payable- related party                                                        154,041
             Long-term debt-Note 3                                                              705,699
             Current portion long-term debt                                                    (237,670)
                                                                                       ----------------
                   Total long-term liabilities                                                  622,070
                       Total liabilities                                                      1,215,322
         Stockholders' deficit:-Note 2
             Preferred Stock, 10,000,000 shares authorized $.001 par
                value: No shares issued and outstanding                                               -
             Common stock, 100,000,000 shares authorized $.001 par
                value; 38,428,700 shares issued and outstanding                                  38,429
             Additional paid in capital                                                         403,805
             Accumulated deficit                                                               (762,775)
                   Total stockholders' deficit                                                 (320,541)
                                                                                       ----------------
         TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                   $        894,781
                                                                                       ================


                             See accompanying notes to financial statements

                                                     54

                                             The Flooring Zone, Inc.
                                      Condensed Consolidated Statements of
                           Operations For the three month and nine month periods ended
                                           September 30, 2004 and 2003
                                                   (Unaudited)



                                                   Three months ended Sept. 30,          Nine months ended Sept. 30,
                                                   2004                2003               2004                2003
                                              ---------------    ---------------     ---------------    ---------------
Revenues:
 Sales                                        $       922,271    $       862,439     $     2,933,034    $     2,619,985

 Licensing Fees                                             -                  -               5,219                  -
                                              ---------------    ---------------     ---------------    ---------------

Net revenues                                          922,271            862,439           2,938,253          2,619,985

 Less cost of sales                                   644,241            562,382           1,871,266          1,765,547
                                              ---------------    ---------------     ---------------    ---------------

Gross profit                                          278,030            300,057           1,066,987            854,438

    General and administrative expenses               306,877            372,491           1,005,615          1,015,691
                                              ---------------    ---------------     ---------------    ---------------

   Net income (loss) from operations                  (28,847)           (72,434)              61,372          (161,253)


Other income (expense):

  Interest expense                                    (14,708)           (19,582)             (45,737)          (38,639)
                                              ---------------    ---------------     ---------------    ---------------

       Total other income(expense)                    (14,708)           (19,582)             (45,737)          (38,639)
                                              ---------------    ---------------     ---------------    ---------------

Net income (loss) before taxes                        (43,555)           (92,016)              15,635          (199,892)

       Income taxes                                         -                  -                   -                  -
                                              ---------------    ---------------     ---------------    ---------------

 Net income (loss)                            $       (43,555)   $       (92,016)    $        15,635    $     (199,892)
                                              ===============    ===============     ===============    ===============


Income (loss) per share-basic and diluted     $         (0.01)   $         (0.01)    $          0.00    $         (0.01)
                                              ===============    ===============     ===============    ===============


Weighted average shares outstanding-
  basic and diluted                                38,428,700         38,258,448          38,401,997         38,116,922
                                              ===============    ===============     ===============    ===============



                                       See accompanying notes to financial statements

                                                            55

                                             The Flooring Zone, Inc.
                                    Condensed Consolidated Statements of Cash
                       Flows For the nine month periods ended September 30, 2004 and 2003
                                                   (Unaudited)


                                                                                   9/30/2004              9/30/2003
                                                                                ---------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                               $        15,635       $       (199,892)
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
  Depreciation and amortization                                                          27,585                 26,010
  Decrease (increase) in accounts receivable                                            (49,209)               (10,778)
  Decrease (increase) in inventories                                                   (126,023)               (31,502)
  Decrease (increase) in prepaid expenses                                                   703                   (116)
  Decrease (increase) in deferred financing costs                                        (3,338)                     -
  Increase (decrease) in accounts payable                                                91,240                (18,857)
  Increase (decrease) in accrued liabilities                                            (11,689)               (10,747)
  Increase (decrease) in customer deposits                                             (116,218)                     -
                                                                                ---------------       ----------------
      Net cash used in operating activities                                            (171,314)              (245,882)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                                     (4,349)               (32,150)
                                                                                ---------------       ----------------
      Net cash used in investing activities                                              (4,349)               (32,150)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing on line of credit-related party                                                     -                124,000
Payments on line of credit-related party                                               (124,000)                     -
Payments on long-term debt                                                             (341,356)               (84,580)
Proceeds from borrowing on  long term debt                                              550,000                 20,127
Proceeds from the issuance of common stock                                              107,500                257,056
                                                                                ---------------       ----------------
      Net cash provided by financing activities                                         192,144                316,603
                                                                                ---------------       ----------------
                          NET INCREASE IN CASH                                           16,481                 38,571
                       CASH AT BEGINNING OF PERIOD                                       55,014                 47,674
                                                                                ---------------       ----------------
                          CASH AT END OF PERIOD                                 $        71,495       $         86,245
                                                                                ===============       ================

                        SUPPLEMENTAL DISCLOSURES

 Cash paid for interest                                                         $        45,737       $         38,639

 Cash paid for income taxes                                                                   -                      -

                      NON-CASH FINANCING ACTIVITIES

Trade payables converted to notes payable                                       $       165,302       $              -


                                        See accompanying notes to financial statements

                                                              56

                             The Flooring Zone, Inc.
              Notes to Condensed Consolidated Financial Statements
                               September 30, 2004



Note 1   ORGANIZATION AND INTERIM FINANCIAL STATEMENTS

         Organization-The Flooring Zone, Inc. (the "Company) is a corporation organized under the laws of the State of Nevada on May 5, 2003. The Company's business operations provide for full-service retail floor covering products and services.

         Interim financial statements- The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 2003.


Note 2   COMMON STOCK

         In February 2004 the Company received payment in the amount of $12,500 for 10,000 shares of common stock that were issued in September of 2003.

         In April 2004 the Company accepted the Subscriptions and Investment Representation Letters from 3 investors and issued 76,000 shares of its restricted common stock at a price of $1.25 per share for a total of $95,000.

Note 3   LINE OF CREDIT, NOTE PAYABLE, AND LONG-TERM DEBT

         On February 14, 2004 the Company entered into a note payable agreement with one of its vendors, whereby, it converted $155,070.11 of trade payables to a note payable. Monthly payments on the note are due in the amount of $12,922.51 with interest at 6.00% through February 2005. On September 28, 2004, the Company refinanced the note payable increasing the amount converted from trade payables to a note payable to $165,302.32. The monthly payment increased to $13,775.19 with an increase in the interest rate to 7.25% through September 2005.

         On August 8, 2004 the Company entered into a note payable agreement with a financial institution in the amount of $550,000, for the purpose of consolidating some of its debt. The note is payable in sixty monthly installments of $6,270.32 with an interest rate of 6.50%.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                      DEALER PROSPECTUS DELIVERY OBLIGATION


         Until May 2, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




--------------------------------------------------------------------------------
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------------------------------------------------

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

                  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                           (a) By the stockholders;

                           (b) By the board of directors by majority vote of a
                  quorum consisting of directors who were not parties to the act, suit or proceeding;

                           (c) If a majority vote of a quorum consisting of
                  directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

                           (d) If a quorum consisting of directors who were not
                  parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                           (a) Does not exclude any other rights to which a
                  person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                           (b) Continues for a person who has ceased to be a
                  director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                  7. The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

                                                                 Amount
         Expense                                                 Maximum
         -------                                                 -------


         SEC Registration Fees                               $   2,534.00
         Blue Sky fees and expenses                              5,000.00
         Printing and shipping expenses                         10,000.00
         Legal fees and expenses                               100,000.00
         Accounting fees and expenses                          100,000.00
         Transfer and miscellaneous expenses                     7,466.00
                                                             ------------
         Total                                               $ 225,000.00
                                                             ============

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following unregistered securities since our inception on May 5, 2003:

         On May 13, 2003, 38,125,000 restricted common shares were issued to our CEO and director, Jimmy Lee, and to our Secretary and director, Mike Carroll, pursuant to a Share Exchange Agreement in exchange for 98,000,000 common shares of The Flooring Zone of Georgia, Inc., a Georgia corporation, which shares were owned by Mr. Lee and Mr. Carroll. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation or general advertising was made in connection with the offer or sale of these securities. The Company received no cash for these securities. As officers and directors, Mr. Lee and Mr. Carroll had knowledge of our operations and financial condition. Mr. Lee and Mr. Carroll represented their intention to acquire the securities for investment purposes only and not with a view towards distribution. Appropriate legends were affixed to the certificates issued to the individuals.

         In June 2003, under The Flooring Zone, Inc., 2003 Stock Incentive Plan we granted stock options to purchase up to an aggregate of 45,000 shares of our common stock to 26 of our employees and/or consultants, all of whom were natural persons providing bona fide sevices for us, which services were not in connection with capital raising transactions or to promote or maintain a market for our securities. The options were issued without registration under the Securities Act of 1933, pursuant to a written compensation benefit plan in reliance on an exemption from registration provided by Rule 701 of Regulation E of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. The Company received no cash for these securities and the value of the options issued did not exceed $1,000,000, 15% of our total assets or 15% of our then outstanding common stock.

         In June and September of 2003, 45,000 restricted common shares were issued to 26 employees and/or consultants pursuant to Notices of Exercise of the stock options discussed in the preceeding paragraph. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 701 of Regulation E of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation or general advertising was made in connection with the offer or sale of these securities. The Company received $56,250 cash for these securities.

         From June through September of 2003, 182,700 restricted common shares were issued pursuant to subscription agreements received from 34 individuals. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 504 of Regulation D of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation or general advertising was made in connection with the offer or sale of these securities. The Company received $228,375 cash for these securities.

         In April of 2004, 76,000 restricted common shares were issued pursuant to subscription agreements received from three accredited investors. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 506 of Regulation D of the

Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation or general advertising was made in connection with the offer or sale of these securities. The Company received $95,000 cash for these securities.


                                  EXHIBIT INDEX

SEC
Reference   Exhibit No.    Document                             Location
---------   -----------    --------                             --------
3             3.01         Articles of Incorporation            As filed

3             3.02         Bylaws                               As filed

4             4.01         The Flooring Zone, Inc.              As filed
                           2003 Stock Incentive Plan


5             5.01         Opinion on Legality                  As filed

10           10.01         Material Contract                    As filed

23           23.01         Consent of Independent Auditors      As filed

23           23.02         Consent of Attorney                  As filed


99           99.01         Specimen Subscription Agreement      As filed

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Flooring Zone, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of The Flooring Zone, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         The issuer has duly caused this SB-2/A-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brunswick, State of Georgia, on January 18, 2005.



                                                THE FLOORING ZONE, INC.



                                                By:/s/ Jimmy Lee
                                                   -----------------------------
                                                   Jimmy Lee, President


         This SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title                                                  Date



/s/ Jimmy Lee                                             January 18, 2005
------------------------------
Jimmy Lee
CEO, President & Director



/s/ Michael Carroll                                       January 18, 2005.
------------------------------
Michael Carroll
Principal Financial and
Accounting Officer, Secretary
& Director